Exhibit 10.10

TAILORED BRANDS, INC.

VICE PRESIDENT

CHANGE IN CONTROL SEVERANCE PLAN

(As Amended and Restated Effective September 8, 2016)

TAILORED BRANDS, INC.

VICE PRESIDENT

CHANGE IN CONTROL SEVERANCE PLAN

(As Amended and Restated Effective September 8, 2016)

WHEREAS, Tailored Brands, Inc., a corporation organized and existing under the laws of the State of Texas (the “Company”), recognizes that one of its most valuable assets is its key management employees;

WHEREAS, The Men’s Wearhouse, Inc. previously established The Men’s Wearhouse, Inc. Change in Control Severance Plan (the “Plan”) to provide certain severance benefits in the event that the employment of certain key management employees is involuntarily terminated in certain circumstances in conjunction with a change in control of the company;

WHEREAS, pursuant to that Agreement and Plan of Merger dated as of January 26, 2016, by and among The Men’s Wearhouse, Inc. (“TMW”), the Company and HoldCo Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of the Company (“Merger Sub”), TMW created a new holding company structure by merging into Merger Sub and thus becoming a direct, wholly owned subsidiary of the Company;

WHEREAS, as a result of the merger, the Company is deemed a “successor issuer” of TMW in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended, and Rule 414 under the Securities Act of 1933, as amended;

WHEREAS, TMW reserved the right in Section 9 of the Plan to amend the Plan; and

WHEREAS, TMW and the Company desire for the Company to adopt and assume the Plan and to amend the Plan as set forth herein;

NOW, THEREFORE, the Company hereby amends and restates the Plan as set forth in this Agreement effective as of September 8, 2016.

-i-

	2.27	ʽʽPersonʼʼ	5
	2.28	ʽʽPost Change in Control Periodʼʼ	5
	2.29	ʽʽRenewal Dateʼʼ	5
	2.30	ʽʽSection 409Aʼʼ	5
	2.31	ʽʽSeparation From Service''	5
	2.32	ʽʽSpecified Employeeʼʼ	5
	2.33	ʽʽSpecified Ownerʼʼ	5
	2.34	ʽʽSuccessorʼʼ	6
	2.35	ʽʽTerm of the Planʼʼ	6
	2.36	ʽʽTermination Dateʼʼ	6
	2.37	ʽʽTermination for Causeʼʼ	6
	2.38	ʽʽTermination for Good Reasonʼʼ	6
	2.39	ʽʽTermination of Employmentʼʼ	8
	2.40	ʽʽVoting Securitiesʼʼ	9
	2.41	ʽʽWholly-Owned Subsidiaryʼʼ	9
3.	ELIGIBILITY		9
4.	BENEFITS		9
	4.1	Vesting of Equity Based Compensation Following Termination of Employment	9
	4.2	Benefits Following Termination of Employment	10
	4.3	Tax Year	11
	4.4	Legal Fees	11
5.	TIME OF BENEFITS PAYMENTS		12
6.	TERMINATION PROCEDURES		12
	6.1	Notice of Termination	12
	6.2	Dispute Concerning Termination	12
7.	WITHHOLDING		13
8.	DEATH OF EXECUTIVE		13
9.	AMENDMENT AND TERMINATION		13
10.	ADOPTION OF PLAN BY AFFILIATES		13

-ii-

11.	DISPUTED PAYMENTS AND FAILURES TO PAY		14
12.	FORFEITURE FOR CAUSE		14
	12.1	Forfeiture Determination	14
	12.2	Decision-Making Authority	15
13.	ADMINISTRATION OF THE PLAN		15
	13.1	Plan Administrator	15
	13.2	Accounts and Records	15
	13.3	Unfunded Status of Plan	16
14.	MISCELLANEOUS		16
	14.1	Plan Not an Employment Contract	16
	14.2	Alienation Prohibited	16
	14.3	Number and Gender	16
	14.4	Headings	16
	14.5	Severability	16
	14.6	Binding Effect	16
	14.7	Claims Procedure	16
	14.8	No Mitigation	17
	14.9	Other Amounts Due	17
	14.10	Notices	17
	14.11	Governing Law	18
	14.12	Compliance With Section 409A	18

-iii-

TAILORED BRANDS, INC.

CHANGE IN CONTROL SEVERANCE PLAN

1.ADOPTION AND OBJECTIVE

1.1       Adoption.    Tailored Brands, Inc., a Texas corporation, hereby adopts, assumes and establishes this plan for certain key management employees to be known as the “Tailored Brands, Inc. Vice President Change in Control Severance Plan” (as it may be amended from time to time, the “Plan”).

1.2       Objective.  The Plan is designed to attract and retain certain designated key management employees of the Company and the Company’s Affiliates and to reward such employees by providing replacement income and certain benefits if such individuals’ employment with the Company and the Company’s Affiliates is terminated in certain circumstances within one (1) year after a Change in Control.

1.3       Purpose.  The Plan is intended to constitute the type of arrangement identified as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, as further elaborated in regulations promulgated by the Secretary of Labor at Title 29, Code of Federal Regulations, § 2510.3-2(b), which is subject to ERISA.  No Executive shall have a vested right to the benefits under the Plan.  The benefits paid by the Plan are not intended as deferred compensation nor is the Plan intended to be an “employee pension benefit plan or “pension plan” as those terms are defined in Section 3(2) of ERISA.

2.DEFINITIONS

As used in the Plan, the following terms and phrases shall have the meanings set forth below:

2.1       “Accrued Obligations” means the portion of the Base Salary accrued but unpaid through the Termination Date and compensation for earned but unused vacation time, in each case to the extent not theretofore paid.

2.2       “Affiliate” and “Affiliates” mean, when used with respect to any entity, individual, or other person, any other entity, individual, or other person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with such entity, individual or person.

2.3       “Assets” means assets of any kind owned by the Company, including but not limited to securities of the Company’s direct and indirect subsidiaries.

2.4       “Base Salary” means an Executive’s base salary as in effect immediately before the occurrence of the Change in Control or as the Executive’s salary may be increased from time to time after that occurrence.

2.5       “Beneficial Owner” shall have the meaning ascribed to the term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any successor act.

2.6       “Benefit Plans” means any bonus, incentive, profit sharing, performance, savings, retirement or pension policy, plan, program or arrangement, including, but not limited to, any deferred compensation, supplemental executive retirement or other retirement income, stock option, stock purchase, stock appreciation, restricted stock, deferred stock unit, employee stock ownership or similar policy, plan, program or arrangement of the Company (or any substitute or alternative plan) or any employee welfare benefit plan (within the meaning of Section 3(1) or ERISA) maintained by the Company.

2.7       “Board of Directors” means the Board of Directors of the Company.

2.8       “Bonus” means each annual performance bonus, if any, paid in cash by the Employer to or for the benefit of the Executive for services rendered or labor performed while an Eligible Individual.    An Executive’s Bonus shall be determined by including any portion thereof that such Executive could have received in cash in lieu of (a) any elective deferrals made by such Executive pursuant to any nonqualified deferred compensation arrangement or (b) elective contributions made on such Executive’s behalf by the Company pursuant to a qualified cash or deferred arrangement (as defined in section 401(k) of the Code) or pursuant to a plan maintained under section 125 of the Code.

2.9       “Change in Control” means the occurrence of any of the following events during the Term of the Plan:

(a)        the individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board of Directors;

(b)        the consummation of a Merger of the Company with another Entity, unless:

(1)        the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company outstanding immediately prior to such Merger own, directly or indirectly, more than 50 percent of the combined voting power of the Voting Securities of either the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger in substantially the same proportions, as to each other, as their ownership of the Company’s Voting Securities immediately prior to such Merger; and

(2)        the individuals who comprise the Board of Directors immediately prior to such Merger constitute a majority of the board of directors or other governing body of either the surviving Entity or the parent of the surviving Entity;

(c)        any Person, other than a Specified Owner, becomes a Beneficial Owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding Voting Securities;

(d)        a sale, transfer, lease or other disposition of all or substantially all of the Assets is consummated (an “Asset Sale”), unless:

(1)        the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company immediately prior to such Asset Sale own, directly or indirectly, more than 50 percent of the combined voting power of the Voting Securities of the Entity that acquires such Assets in such Asset Sale or its parent immediately after such Asset Sale in substantially the same proportions as their ownership of the Company’s Voting Securities immediately prior to such Asset Sale; and

(2)        the individuals who comprise the Board of Directors immediately prior to such Asset Sale constitute a majority of the board of directors or other governing body of either the Entity that acquired such Assets in such Asset Sale or its parent;

provided, further, that for purposes hereof, the consummation of a Merger of a Wholly-Owned Subsidiary with another Entity (other than an Entity in which the Company owns, directly or indirectly, a majority of the voting and equity interests) if the gross revenues of such Wholly-Owned Subsidiary (including the Entities wholly-owned directly or indirectly by such Wholly-Owned Subsidiary) for the twelve-month period immediately preceding the month in which the Merger occurs equal or exceed 30 percent of the consolidated gross revenues reported by the Company on the Company’s consolidated financial statements for such period; or

(e)        The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

2.10     “Code” means the Internal Revenue Code of 1986, as amended, or any successor act.

2.11     “Committee” means, prior to a Change in Control, the Compensation Committee of the Board of Directors.  After a Change in Control, “Committee” means (a) the individuals (not fewer than three (3) in number) who, on the date six months prior to the Change in Control constitute the Compensation Committee of the Board of Directors, plus, (b) in the event that fewer than three (3) individuals are available from the group specified in clause (a) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (b)); provided,  however, that the maximum number of individuals constituting the Committee after a Change in Control shall not exceed six (6).

2.12     “Company” means Tailored Brands, Inc., a Texas corporation, and any Successor by merger or otherwise.

2.13     “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 calendar days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers, and acceptable to the Executive or the Executive’s legal representatives; provided, however, that if there is a definition of disability used in an employment agreement between the Company and the Executive, then the definition of Disability herein shall be the same as that used in such employment agreement.

2.14     “Effective Date” means September 8, 2016, the date as of which the Plan is  adopted.

2.15     “Eligible Individual” means a Vice President of an Employer.

2.16     “Employer” means the Company or any Affiliate that adopts the Plan pursuant to the provisions of Section 10.

2.17     “Entity” means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.

2.18     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act.

2.19     “Executive” means an individual who is eligible to participate in the Plan under the provisions of Section 3.

2.20     “Expiration Date” shall have the meaning specified in the definition of the phrase “Term of the Plan”.

2.21     “Fiscal Year” means the fiscal year of the Company.

2.22     “Highest Base Salary” means the Executive’s annualized Base Salary in effect immediately prior to (a) a Change in Control, (b) the first event or circumstance constituting a Termination for Good Reason, or (c) the Executive’s Termination Date, whichever is greatest.

2.23     “Highest Bonus” means an amount equal to the greater of (a) the Executive’s target Bonus for the Fiscal Year in which the Termination Date occurs and (b) the Executive’s target Bonus for the Fiscal Year immediately preceding the Fiscal Year in which the Termination Date occurs.

2.24     “Incumbent Director” means:

(a)        a member of the Board of Directors on the Effective Date; or

(b)        an individual:

(1)        who becomes a member of the Board of Directors after the Effective Date;

(2)        whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders is approved or recommended by a vote of at least two-thirds of the then serving Incumbent Directors (as defined herein); and

(3)       whose initial assumption of service on the Board of Directors is not in connection with an actual or threatened election contest.

2.25     “Merger” means a merger, consolidation or similar transaction.

2.26     “Notice of Termination” shall mean the notice contemplated by Section 6.1 hereof which shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

2.27     “Person” shall have the meaning ascribed to the term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, or any successor act, and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that the term shall not include (a) the Company, the Employer or any of their Affiliates, (b) a trustee or other fiduciary holding Company securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of those securities or (d) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

2.28     “Post-Change in Control Period”  means, with respect to an Executive, the period beginning with the date of a Change in Control and ending on the date of the Executive’s Termination of Employment.

2.29     “Renewal Date” shall have the meaning specified in the definition of the phrase “Term of the Plan.”

2.30     “Section 409A”  means section 409A of the Code and the rules and regulations issued thereunder by the Internal Revenue Service and the Department of Treasury.

2.31     “Separation From Service” means an Executive’s termination of employment with the Company or Employer, provided that such termination constitutes a separation from service within the meaning ascribed to such term under Section 409A.

2.32     “Specified Employee” means an Executive who, as of the date of his Separation from Service, is deemed to be a “specified employee” within the meaning ascribed to that term under Section 409A.

2.33     “Specified Owner” means any of the following:

(a)        the Company;

(b)        an Affiliate of the Company;

(c)        an employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company;

(d)        a Person that becomes a Beneficial Owner of the Company’s outstanding Voting Securities representing 30 percent or more of the combined voting power of the Company’s then outstanding Voting Securities as a result of the acquisition of securities directly from the Company and/or its Affiliates; or

(e)        a Person that becomes a Beneficial Owner of the Company’s outstanding Voting Securities representing 30 percent or more of the combined voting power of the Company’s then outstanding Voting Securities as a result of a Merger if the individuals and Entities who were the Beneficial Owners of the Voting Securities of the Company outstanding immediately prior to such Merger own, directly or indirectly, at least 50 percent of the combined voting power of the Voting Securities of any of the Company, the surviving Entity or the parent of the Company or the surviving Entity outstanding immediately after such Merger in substantially the same proportions as their ownership of the Voting Securities of the Company outstanding immediately prior to such Merger.

2.34     “Successor” means a person with or into which the Company shall have been merged or consolidated or to which the Company shall have transferred its assets as an entirety or substantially as an entirety.

2.35     “Term of the Plan” means the period commencing on the Effective Date and ending on the earliest of:

(a)        the last day of the three-year period beginning on the Effective Date if no Change in Control shall have occurred during that three-year period (such last day being the “Expiration Date”);

(b)       if a Change in Control shall have occurred during (i) the three-year period beginning on the Effective Date or (ii) any period for which the Term of the Plan shall have been automatically extended pursuant to the second sentence of this definition, the last day of the two-year period beginning on the date on which the Change in Control occurred; or

(c)        the date on which the Plan is terminated by the Board of Directors as provided in Section 9.

After the expiration of the time period described in subsection (a) of this definition and in the absence of a Change in Control (as described in subsection (b) of this definition) the Term of the Plan shall be automatically extended for successive two-year periods beginning on the day immediately following the Expiration Date (the beginning date of each successive two-year period being a “Renewal Date”), unless, not later than 18 months prior to the Expiration Date or applicable Renewal Date, the Committee shall give notice to Executives that the Term of the Plan will not be extended.

2.36     “Termination Date” means the date as of which an Executive incurs a Separation From Service determined in accordance with the provisions of Section 6.

2.37     “Termination for Cause” shall have occurred if, after a Change in Control, the Executive shall have committed:  (a) a willful and continued failure to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board of Directors (or by a delegate appointed by the Board of Directors), which demand specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed the Executive’s duties, or (b) a willful engagement in conduct which is demonstrably and materially injurious to the Company or any of its Wholly-Owned Subsidiaries, monetarily or otherwise.  For purposes of paragraphs (a) and (b) of this definition, (i) no act, or failure to act, on the Executive’s part shall be deemed “willful” if done, or omitted to be done, by the Executive in good faith and with reasonable belief that the act, or failure to act, was in the best interest of the Company and (ii) in the event of a dispute concerning the application of this provision, no claim by the Company that a Termination for Cause exists shall be given effect unless the Company establishes to the Board of Directors by clear and convincing evidence that a Termination for Cause exists.

2.38     “Termination for Good Reason” shall mean the occurrence on or after a Change in Control of any one of the following acts by the Employer, or failures by the Employer to act,

unless, in the case of any act or failure to act described in paragraphs (a), (e), (f) or (g) below, such act or failure to act is corrected prior to the effective date of the Executive’s Termination for Good Reason:

(a)       the assignment to the Executive of any duties or responsibilities which are substantially diminished as compared to the Executive’s duties and responsibilities immediately prior to a Change in Control or a material change in the Executive’s reporting responsibilities, titles or offices as a key management employee of the Employer and as in effect immediately prior to the Change in Control;

(b)       a reduction by the Employer in the Executive’s annual Base Salary as in effect immediately prior to a Change in Control or as the Executive’s annual Base Salary may be increased from time to time after a Change in Control;

(c)        the relocation of the Executive’s principal place of employment to a location outside of a 50-mile radius from the Executive’s principal place of employment immediately prior to the Change in Control or the Employer’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Employer’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to a Change in Control;

(d)       a material reduction in the benefits provided under the Benefit Plans to the Executive immediately prior to the Change in Control;

(e)       the failure by the Employer to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Employer to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;

(f)        the failure by the Employer to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Benefit Plans in which the Executive was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all individuals having a similar level of authority and responsibility with the Employer and all individuals having a similar level of authority and responsibility with any Person in control of the Employer), the taking of any other action by the Employer which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Employer to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Employer in accordance with the Employer’s normal vacation policy in effect immediately prior to the time of the Change in Control; or

(g)       any purported termination of the Executive’s employment which is not effected pursuant to a notice of termination satisfying the requirements of Section 6.1 hereof.

The Executive’s right to terminate employment as a Termination for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.  The Executive’s continued employment shall not constitute consent to, or a waiver of any rights with respect to, any act or failure to act constituting a Termination for Good Reason hereunder.

For purposes of any determination regarding the existence of a Termination for Good Reason, any claim by the Executive that a Termination for Good Reason exists shall be presumed to be correct unless the Employer establishes to the Committee by clear and convincing evidence that a Termination for Good Reason does not exist.  The Committee’s determination regarding the existence of a Termination for Good Reason shall be conclusive and binding upon all parties unless the Committee’s determination is arbitrary and capricious.

2.39     “Termination of Employment” means the termination of an individual’s employment relationship with the Company during the Term of the Plan (a) by the Company which is not a Termination for Cause which occurs before the one year anniversary of the date of a Change in Control, or (b) by the individual which is a Termination for Good Reason which occurs before the one year anniversary of the date of a Change in Control.

For purposes of this definition, an individual’s employment shall be deemed to have been terminated after a Change in Control and before the one year anniversary of the date of such Change in Control, if (a) a Change in Control occurs and (b) (i) the individual incurs a termination of employment by the Company which is not a Termination for Cause prior to a Change in Control and such termination was at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control; (ii) the individual terminates his or her employment in a manner that constitutes a Termination for Good Reason prior to a Change in Control and the circumstance or event which constitutes the Termination for Good Reason occurs at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control; or (iii) the individual incurs a termination of employment by the Company which is not a Termination for Cause or the individual terminates his or her employment in a manner that constitutes a Termination for Good Reason and such termination or the circumstance or event which constitutes the Termination for Good Reason is otherwise in connection with or in anticipation of a Change in Control.  For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Executive shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that such position is not correct.

Termination of Employment does not include (a) a termination of employment due to the individual’s death or Disability, (b) a termination of employment by the individual which is not a Termination for Good Reason or (c) a termination of employment by the individual on or after the one year anniversary of the date of a Change in Control.

2.40     “Voting Securities” means the outstanding securities entitled to vote generally in the election of directors or other governing body.

2.41     “Wholly-Owned Subsidiary” means an Entity that is, directly or indirectly, wholly owned by the Company.

3.         ELIGIBILITY

The Company shall notify an Eligible Individual of his eligibility to participate in the Plan by furnishing him a written notification of participation.

Notwithstanding any other provision of the Plan, the Committee may discontinue an individual’s participation in the Plan at any time by providing him written notice (the “Notice”) that he shall no longer participate in the Plan, provided, however, that a Change in Control has not occurred and the discontinuation of the individual’s participation in the Plan is not taken in anticipation of a Change in Control.  If a Change in Control occurs within 12  months after the date the Notice is provided then there shall be a rebuttable presumption that the discontinuation of the individual’s participation in the Plan was taken in anticipation of a Change in Control unless the Company rebuts such presumption by clear and convincing evidence.

Participation in the Plan shall supercede and be in lieu of the Executive’s participation in The Men’s Wearhouse, Inc. Change in Control Severance Plan.  Participation in the Plan does not affect existing employment arrangements with the Company, if any, unless a Change in Control occurs before the expiration of the term of this Plan.  In the absence of any employment agreement, the Executive’s employment shall continue to be “at will”.

4.         BENEFITS

4.1       Vesting of Equity Based Compensation Following Termination of Employment.    If an Executive incurs a Termination of Employment, the Executive is entitled to the following benefits:

(a)       all options to acquire Voting Securities of the Company granted to an Executive which are held by the Executive immediately prior to a Change in Control shall become fully exercisable, notwithstanding the terms of the relevant stock option agreements and regardless of whether or not the vesting conditions set forth in the relevant stock option agreements have been satisfied in full, and shall be exercisable for the period set forth in such stock option agreement;

(b)       all restrictions on any restricted Voting Securities of the Company granted to an Executive which have not vested and are held by the Executive prior to a Change in Control shall be removed and the securities shall be freely transferable, notwithstanding the terms of the relevant restricted stock or securities agreements and regardless of whether the conditions set forth in the relevant restricted stock or securities agreements have been satisfied in full; and

(c)       notwithstanding the terms of the relevant deferred stock unit award agreement and regardless of whether the conditions set forth in the relevant deferred stock unit award agreement have been satisfied in full, all restrictions on any deferred stock units granted to an Executive which have not vested and are held by the Executive prior to a Change in Control shall lapse and the Company shall issue to the Executive one share of the Voting Securities of the Company in exchange for each such deferred stock unit and pay any dividend equivalents associated with such deferred stock units, (x) on the date of the Executive’s Separation from Service if the Executive is not a Specified Employee or (y) on the date that is six months following the Executive’s Separation from Service if the Executive is a Specified Employee.

4.2       Benefits Following Termination of Employment.    If an Executive incurs a Termination of Employment, the Executive is entitled to the following benefits:

(a)       Accrued Obligations and Benefits.  The Company will pay the Executive  (A) the Accrued Obligations within 30 days after the Termination Date and (B) any other amounts or benefits provided under any plan, policy, practice, program, contract or arrangement of or provided by the Company, including, but not limited to, the Benefit Plans, which shall be governed by the terms thereof (except as explicitly modified by this Plan).

(b)       Severance Payment.  The Company will pay the Executive a cash severance benefit in an amount equal to the positive difference, if any, between (A) minus (B), where (A) is the sum of the Executive’s Highest Base Salary and the Executive’s Highest Bonus and (B) is the amount of the Executive’s Base Salary, Bonus and all other cash compensation paid by the Company and the Company’s Affiliates to the Executive for his service to the Company and the Company’s Affiliates during the Post Change in Control Period.  An Executive’s severance payment under this paragraph (b) will be paid in accordance with the provisions of Section 5.

(c)       Accident and Health Insurance Benefits.  The Company shall arrange to provide the Executive and his dependents continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for accident and health insurance benefits substantially similar to those provided to the Executive and his dependents by the Company immediately prior to the Termination Date or, if more favorable to the Executive, those provided to the Executive and his dependents by the Company immediately prior to the first occurrence of an event or circumstance constituting a Termination for Good Reason.  The cost of such COBRA coverage will be paid by the Company for that number of days, if any, COBRA coverage must be offered following the Executive’s Termination Date equal to the positive difference, if any, of 365 minus the number of days during the Post Change in Control Period for such Executive (or such shorter period of time as is required under COBRA).  The Executive will pay all premiums due for any COBRA coverage provided to the Executive and his dependents after the period described in the preceding sentence.

If the Executive is a Specified Employee and the benefits specified in this Section 4.2(c) are taxable to the Executive and not otherwise exempt from Section 409A, the following provisions shall apply to the reimbursement or provision of such benefits.  Any amounts to which the Executive would otherwise be entitled under this Section 4.2(c) during the first six months following the date of the Executive’s Separation From Service shall be accumulated and paid to the Executive on the date that is six months following the date of his Separation From Service.  Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 4.2(c), or in-kind benefits provided, during the Executive’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Executive.  Any reimbursement of an expense described in this Section 4.2(c) shall be made on or before the last day of the Executive’s taxable year following the Executive’s taxable year in which the expense was incurred.  The Executive’s right to reimbursement or in-kind benefits pursuant to this Section 4.2(c) shall not be subject to liquidation or exchange for another benefit.

(d)       Life Insurance.  An Executive shall be entitled to a single sum cash payment in an amount equal to: (A) multiplied by 12, divided by 365, multiplied by (B), where (A)  is the total monthly basic life insurance premium (both the portion paid by the Company and the portion paid by the Executive) applicable to the Executive’s basic life insurance coverage on his Termination Date and (B)  is the positive difference, if any, of 365 minus the number of days during the Post Change in Control Period.   The single sum cash payment will be made in accordance with the provisions of Section 5.  If a conversion option is applicable under the Company’s group life insurance program, an Executive may, at his option, convert his basic life insurance coverage to an individual policy after his Termination Date by completing the forms required by the Company.

4.3       Tax Year.    If a payment under Section 4.2 or any other provision of the Plan is payable during a period that includes more than one taxable year the Executive shall have no right to specify the taxable year during which such payment shall be made.

4.4       Legal Fees.  The Company shall pay all legal fees and expenses incurred by the Executive  (a) in disputing in good faith any issue relating to the Executive’s Termination of Employment, or (b) in seeking in good faith to obtain or enforce any benefit or right provided under the Plan. Such payments shall be made within ten (10) business days after the delivery of the Executive’s written request for the payment accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.  Notwithstanding the preceding sentence, if the Executive incurs a Separation From Service and is a Specified Employee, the Company shall not make any further payment of amounts payable by the Company to the Executive under this Section 4.4 before the date that is six months following the date of his Separation From Service.  Rather, on the date that is six months following the date of the Executive’s Separation From Service the Company shall pay to the Executive all amounts payable by the Company to the Executive under this Section 4.4 for which a written request for payment was properly submitted by the Executive during the first six months following the date of the Executive’s Separation From Service or which were otherwise not paid before the Executive’s Separation From Service.  In any event the Company shall pay the Executive such legal fees and expenses by the last day of the Executive’s taxable year following the taxable year in which the Executive incurred such legal fees and expenses.  The legal fees or expenses that are subject to reimbursement pursuant to this Section 4.4 shall not be limited as a result of when the fees or expenses are incurred.  The amount of legal fees or expenses that is eligible for reimbursement pursuant to this Section 4.4 during a given taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Executive.  The right to reimbursement pursuant to this Section 4.4 is not subject to liquidation or exchange for another benefit.  The Executive shall repay to the Company any expenses reimbursed by the Company pursuant to this Section 4.4 if a court of competent jurisdiction shall have determined by a final, nonappealable order, that the expenses to be repaid were incurred solely by reason of the Executive not acting in good faith in incurring such expenses.

5.         TIME OF BENEFITS PAYMENTS

The Company shall pay the Executive any cash benefits described in paragraphs (b) and (d) of Section 4.2 in a single sum cash payment within thirty (30) days after the Executive’s Separation From Service if the Executive is not a Specified Employee or on the date that is six (6) months following the Executive’s Separation From Service if the Executive is a Specified Employee.

6.         TERMINATION PROCEDURES

6.1       Notice of Termination.  After a Change in Control and during the Term of the Plan, any purported termination of the Executive’s employment by the Company or the Executive, or any determination of Disability, shall be communicated by notice to the other party that shall indicate the specific provisions of the Plan to which the Executive is to receive benefits as a result of the termination.  If the notice states that the Executive’s employment by the Company has been automatically terminated as a result of the Executive’s Disability, the notice shall (a) specifically describe the basis for the determination of the Executive’s Disability, and (b) state the date of the determination of the Executive’s Disability and the date of the termination of his employment, which date shall be not more than ten (10) days before the date such notice is given.  If the notice is from the Company and states that the Executive’s employment by the Company is terminated by the Company as a result of the occurrence of Termination for Cause, the notice shall specifically describe the action or inaction of the Executive that the Company believes constitutes Termination for Cause and shall be accompanied by a certified copy of the resolution satisfying the requirements of Section 2.36.  If the notice is from the Executive and states that the Executive’s employment by the Company is terminated by the Executive as a result of the occurrence of Termination for Good Reason, the notice shall specifically describe the action or inaction of the Company that the Executive believes constitutes Termination for Good Reason and shall be given by the Executive to the Company within ninety (90) days following the Executive’s knowledge of the initial condition which the Executive believes constitutes an Event of Termination for Good Reason.  Each notice given pursuant to this Section 6.1 (other than a notice stating that the Executive’s employment by the Company has been automatically terminated as a result of the Executive’s Disability) shall state a date, which shall be not fewer than thirty (30) days nor more than sixty (60) days after the date such notice is given, on which the termination of the Executive’s employment by the Company is effective and if the notice is given by the Executive with respect to Termination for Good Reason, the Company shall have the opportunity to remedy the action or inaction that constitutes the Termination for Good Reason prior to the Termination Date stated in the notice and upon the Company doing so the notice shall be deemed withdrawn. No purported termination of the Executive’s employment by the Company after a Change in Control and during the Term of the Plan shall be effective unless the Company complies with the procedures set forth in this Section 6.1.

6.2       Dispute Concerning Termination.  If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Termination Date (as determined without regard to this Section 6.2), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be extended until the earlier of (a) the date on which the Term of the Plan ends or (b) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Termination Date shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

7.         WITHHOLDING

The Company may withhold from any benefits paid under the Plan all income, employment, and other taxes required to be withheld under applicable law.

8.         DEATH OF EXECUTIVE

If an Executive dies after his Termination Date but before the Executive receives full payment of the benefits to which he is entitled, any unpaid benefits will be paid to the Executive’s surviving spouse, or if the Executive does not have a surviving spouse, to the Executive’s estate.

9.         AMENDMENT AND TERMINATION

Subject to the restrictions set forth in this Section 9, the Board of Directors may amend or terminate the Plan at any time.  After a Change in Control occurs, the Plan may not be terminated or amended in any manner that would negatively affect an Executive’s rights under the Plan.  Further, the Board of Directors may not amend or terminate the Plan in anticipation of a Change in Control in any manner that would negatively affect an Executive’s rights under the Plan.  If a Change in Control occurs within 12 months after the date the Board of Directors amends or terminates the Plan then there shall be a rebuttable presumption that the amendment or termination of the Plan was made in anticipation of a Change in Control and shall not be effective in any manner that would negatively affect an Executive’s rights under the Plan unless the Company rebuts such presumption by clear and convincing evidence.

10.       ADOPTION OF PLAN BY AFFILIATES

(a)       With the written approval of the Committee, any entity that is an Affiliate may adopt the Plan by appropriate action of its board of directors or noncorporate counterpart, as evidenced by a written instrument executed by an authorized officer of such entity or an executed adoption agreement (approved by the board of directors or noncorporate counterpart of the Affiliate), agreeing to be bound by all the terms, conditions and limitations of the Plan and providing all information required by the Committee.

(b)       The provisions of the Plan shall apply separately and equally to each adopting Affiliate in the same manner as is expressly provided for the Company, except that the power to appoint the Committee and the power to amend or terminate the Plan shall be exercised by the Company.

(c)       For purposes of the Code and ERISA, the Plan as adopted by the Affiliates shall constitute a single plan rather than a separate plan of each Affiliate.

11.       DISPUTED PAYMENTS AND FAILURES TO PAY

If the Company fails to make a payment in whole or in part as of the payment deadline specified in the Plan, either intentionally or unintentionally, other than with the express or implied consent of the Executive, the Executive shall make prompt and reasonable good faith efforts to collect the remaining portion of the payment.  The Company shall pay any such unpaid benefits due to the Executive, together with interest on the unpaid benefits from the date of the payment deadline specified in the Plan at an annual rate equal to 120 percent of the applicable Federal rate provided for in section 1274(d) of the Code, within ten (10) business days of discovering that the additional monies are due and payable.

The Company shall hold harmless and indemnify the Executive on a fully grossed-up after tax basis from and against (i) any and all taxes imposed under Section 409A (and any comparable state statutes) by any taxing authority as a result of the Company’s failure to comply with this Section 11 and all penalties and interest with respect to the Company’s failure to comply with this Section 11, and (ii) all expenses (including reasonable attorneys’, accountants’, and experts’ fees and expenses) incurred by the Executive due to a tax audit or litigation addressing the existence or amount of a tax liability described in clause (i); and (iii) the amount of additional taxes (including penalties and interest) imposed upon the Executive due to the Company’s payment of the initial taxes penalties, interest and expenses described in clauses (i) and (ii).

The Company shall make a payment to reimburse the Executive in an amount equal to all federal, state and local taxes imposed upon the Eligible Individual that are described in clauses (i) and (iii) of the foregoing paragraph of this Section 11, including the amount of additional taxes imposed upon the Executive due to the Company’s payment of the initial taxes on such amounts, by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes to the taxing authority.  The Company shall make a payment to reimburse the Executive in an amount equal to all expenses and other amounts incurred due to a tax audit or litigation addressing the existence or amount of a tax liability pursuant to clause (ii) of the foregoing paragraph of this Section 11, by the end of Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

12.       FORFEITURE FOR CAUSE

12.1     Forfeiture Determination.    Notwithstanding any other provision of the Plan, if a determination is made as provided in Section 12.2 (a “Forfeiture Determination”) that (a) the Executive, before or after the termination of the Executive’s employment with the Company and all Affiliates, (i) committed fraud, embezzlement, theft, felony or an act of dishonesty (as defined below) in the course of his employment by the Company or an Affiliate, (ii) knowingly caused or assisted in causing the publicly released financial statements of the Company to be misstated or the Company or a subsidiary of the Company to engage in criminal misconduct, (iii) disclosed trade secrets of the Company or an Affiliate or (iv) violated the terms of any non-competition, non-disclosure or similar agreement with respect to the Company or any Affiliate to which the Executive is a party; and (b) in the case of the actions described in clause (i), (iii)

and (iv), such action materially and adversely affected the Company, then at or after the time such Forfeiture Determination is made the Board of Directors, in good faith, if such Forfeiture Determination is made prior to a Change in Control, or, as determined by a final, non-appealable order of a court of competent jurisdiction, if such Forfeiture Determination is made after a Change in Control, as a fair and equitable forfeiture to reflect the harm done to the Company and a reduction of the benefit bestowed on the Executive had the facts existing at the time the benefit was bestowed that led to the Forfeiture Determination been known to the Company at the time the benefit was bestowed, may determine that some or all (x) benefits payable or to be provided, or previously paid or provided, under the Plan to the Executive (including any payment previously paid to the Executive under Section 4.2 or legal expense reimbursement payment under Section 4.4), (y) cash bonuses paid on or after the Effective Date by the Company to the Executive under any plan, program, policy, practice, contract or agreement of the Company or (z) equity awards granted to the Executive under any plan, program, policy, practice, contract or agreement of the Company that vested on or after the Effective Date, will be forfeited to the Company on such terms as determined by the Board of Directors or the final, non-appealable order of a court of competent jurisdiction.  For purposes of Section 12, an “act of dishonesty” shall require a material breach by Executive of his duties, obligations or undertakings owed to or on behalf of the Company, as determined by the Board.  In determining whether a matter materially and adversely affects the Company, the Board shall be entitled to consider all relevant factors and exercise business judgment in making such determination, including but not limited to the financial consequences, adverse reputational consequences or legal consequences to the Company and/or its subsidiaries, individually or taken as a whole, as a result of such action.

12.2     Decision-Making Authority.    A Forfeiture Determination for purposes of Section 12.1 shall be made (a) before the occurrence of a Change in Control, by a majority vote of the Board of Directors and (b) on or after the occurrence of a Change in Control, by the final, non-appealable order of a court of competent jurisdiction.  The findings and decision of the Board of Directors with respect to a Forfeiture Determination made before the occurrence of a Change in Control, including those regarding the acts of the Executive and the damage done to the Company, will be final for all purposes absent a showing by clear and convincing evidence of manifest error by, or a lack of good faith on the part of, the Board of Directors; provided, that, any disagreements as to whether the Board lacked good faith or its decision resulted from manifest error shall be subject to resolution in accordance with Section 14.7 hereof.  No decision of the Board of Directors, however, will affect the finality of the discharge of the Executive by the Company or an Affiliate.

13.       ADMINISTRATION OF THE PLAN

13.1     Plan Administrator.  The general administration of the Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Committee.  The Committee shall have the full discretionary power and authority to construe, interpret and administer the Plan, to make eligibility determinations, to correct deficiencies in the Plan and to supply omissions.  All decisions, actions and interpretations of the Committee shall be final, binding and conclusive upon the parties.

13.2     Accounts and Records.    The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its function under the Plan and to comply with applicable laws.  The Plan

Administrator shall prepare and file as required by law or regulation all reports, forms, documents, and other items required by ERISA, the Code and other relevant statutes, each as amended from time to time, and all regulations thereunder.

13.3     Unfunded Status of Plan.    The Plan shall be “unfunded” for the purposes of ERISA and the Code and the benefits and payments to be paid under the plan shall be paid out of the general assets of the Company as and when payable under the Plan.  All Executives shall be solely unsecured creditors of the Company.  If the Company decides in its sole discretion to establish any advance reserve on its books against the future expense of the potential payments hereunder, or, if the Company decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

14.       MISCELLANEOUS

14.1     Plan Not an Employment Contract.  The adoption and maintenance of the Plan is not a contract between the Company and its employees that gives any employee the right to be retained in its employment.  Likewise, it is not intended to interfere with the rights of an Employer to terminate an employee’s employment at any time with or without notice and with or without cause or to interfere with an employee's right to terminate his employment at any time.

14.2     Alienation Prohibited.  No benefits hereunder shall be subject to anticipation or assignment by an Executive, to attachment by, interference with, or control of any creditor of an Executive, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of an Executive prior to its actual receipt by the Executive.  Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.

14.3     Number and Gender.  As used in the Plan, unless the context otherwise expressly requires to the contrary, references to the singular include the plural, and vice versa; references to the masculine include the feminine and neuter; references to “including” mean “including (without limitation)”; and references to Sections and clauses mean the sections and clauses of the Plan.

14.4     Headings.  The headings of Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.

14.5     Severability.  Each provision of the Plan may be severed.  If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.

14.6     Binding Effect.  The Plan shall be binding upon any successor of the Company.  Further, the Board of Directors shall not authorize a Change in Control that is a merger or a sale transaction unless the purchaser or the Company’s successor agrees to take such actions as are necessary to cause all Executives to be paid or provided all benefits due under the terms of the Plan as in effect immediately prior to the Change in Control.

14.7     Claims Procedure.  All claims by an Executive for benefits under the Plan shall be directed to and determined by the Committee and shall be in writing.  Any denial by the Committee of a claim for benefits under the Plan shall be delivered to the Executive in writing within thirty (30) days after written notice of the claim is provided to the Company in accordance with Section 14.10 and shall set forth the specific reasons for the denial,  the specific provisions of the Plan relied upon, a description of any additional material or information necessary for the Executive to perfect the claim (explaining why such material or information is needed) and shall advise the Executive of the right to appeal the decision and the procedure for doing so.  The Committee shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Committee a decision of the Committee after notification by the Committee that the Executive’s claim has been denied.  All appeals shall be made by the following procedure:

(a)       Executive shall file with the Committee a notice appealing the denial.  Such notice shall be filed within sixty (60) days of notification by the Committee of the claim denial, shall be made in writing, and shall set forth all of the facts upon which the appeal is based.  Appeals not timely filed shall be barred.

(b)       A determination of an appealed claim shall be delivered to Executive within ninety (90) days of after written notification of the appeal is received by the Committee in accordance with Section 14.10 and shall be accompanied by a written statement as to the reason or reasons therefor, the specific provisions of the Plan relied upon, a statement that the Executive is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim and a statement of the Executive’s right to bring a civil action under Section 502(a) of ERISA.

14.8     No Mitigation.  The Company agrees that if the Executive’s employment with the Company terminates during the Term of the Plan, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to the Plan.  Further, except as expressly provided otherwise herein, the amount of any payment or benefit provided for in the Plan shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

14.9     Other Amounts Due.  Except as expressly provided otherwise herein, the payments and benefits provided for in the Plan are in addition to and not in lieu of amounts and benefits that are earned by an Executive prior to his Termination Date.  The Company shall pay an Executive any compensation earned through the Termination Date but not previously paid to the Executive.  Further the Executive shall be entitled to any other amounts or benefits due the Executive in accordance with any contract, plan, program or policy of the Company or any of its Affiliates.  Amounts that the Executive is entitled to receive under any plan, program, contract or policy of the Company or any of its Affiliates at or subsequent to the Executive’s Termination Date shall be payable or otherwise provided in accordance with such plan, program, contract or policy, except as expressly modified herein.

14.10   Notices.  For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the residential address listed on the Executive’s notification of participation and, if to the Company, to 6100 Stevenson Blvd, Fremont, California 94538,

directed to the attention of the General Counsel of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt.

14.11   Governing Law.    To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith.  To the extent not governed by the Code and ERISA, the provisions of the Plan shall be governed by the laws of the State of Texas, without reference to rules relating to conflicts of law.

14.12   Compliance With Section 409A.    The Company intends that any amounts or benefits payable or provided under the Plan shall comply with Section 409A so as not to subject Executive to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A.  The provisions of the Plan shall be interpreted and administered in a manner that complies with Section 409A. The Company will not take any action or omit to take any action that would expose any payment or benefit to Executive to additional tax under Section 409A.  In furtherance thereof, to the extent that any provision hereof would otherwise result in Executive being subject to payment of tax, interest and tax penalty under Section 409A, the Company agrees to amend the Plan in a manner that brings the Plan into compliance with Section 409A and preserves to the maximum extent possible economic value to the relevant payment or benefit under the Plan to Executive. Each payment in a series of payments or installments hereunder shall be treated as a separate payment for purposes of Section 409A. To the extent that a reimbursement amount is subject to Section 409A, the Company will pay Executive the reimbursement amount due, if any, in any event before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  Executive’s rights to any reimbursements are not subject to liquidation or exchange for another benefit.  The amount of expense reimbursements for which Executive is eligible during any taxable year will not affect the amount of any expense reimbursements for which Executive is eligible in any other taxable year.  Notwithstanding anything contained herein to the contrary, (i) in no event shall the Termination Date occur until Executive experiences a Separation from Service and the date upon which Separation from Service takes place shall be the “Termination Date” and (ii) in the event Executive is a Specified employee as of the date of his separation from service, amounts and benefits that are properly treatable as deferred compensation (within the meaning of Section 409A, and after taking into account all exclusions applicable to such payment under Section 409A) that would otherwise be payable or provided  hereunder shall not be made prior to the first business day after the earlier of (x) the expiration of six months from the date of Executive’s Separation from Service for any reason other than death or (ii) the date of Executive’s death (such first business day, the “Delayed Payment Date”).  On the Delayed Payment Date, the Company shall pay to Executive or, if has died, to his estate, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence with interest for the period commencing on the date of the Executive’s Termination Date until the date of payment of such amounts, calculated using an interest rate of eight percent (8%) per annum (the “Interest Amount”).

IN WITNESS WHEREOF, the Company has caused the Plan to be executed by its duly authorized officer effective as of September 8, 2016.

TAILORED BRANDS, INC.

By:	/s/ DOUGLAS S. EWERT
Name: Douglas S. Ewert
Title: President and Chief Executive Officer